Exhibit 99.1

PFSweb, Inc. NasdaqCM: PFSW

FQ2 2018 Earnings Call Transcripts

Thursday, August 09, 2018 9:00 PM GMT

Call Participants

EXECUTIVES

Michael C. Willoughby
CEO & Director

Sean  Mansouri
Director

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

ANALYSTS

Jason Michael Kreyer
Craig-Hallum Capital Group LLC, Research Division

John David Godin
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

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Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's financial results for the second quarter ended June 30, 2018.

Joining us today are PFSweb's CEO, Mr. Mike Willoughby; the company's CFO, Mr. Tom Madden; and the company's outside Investor Relations adviser, Sean Mansouri, with Liolios Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Mansouri for some introductory comments. Please go ahead.

Sean  Mansouri

Director

Thank you, Hannah. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, projects and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and in this presentation can be found in the Investors section of the PFSweb website under Safe Harbor Statements.

I would like to remind everyone that this call will be available for replay through August 23, starting at 8:00 p.m. Eastern tonight. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby

CEO & Director

Thank you, Sean, and good afternoon, everyone. Before getting into our business and financial update, as you listen to the call today, you will hear us provide additional insight into our 2 business segments, through which we deliver our end-to-end e-commerce service offering. Our PFS segment provides operation services, including order fulfillment, customer care, order management technology, payment services and fraud management activities. This business is characterized by monthly recurring revenue, multiyear engagements and gross margins generally in the 20% to 30% range. Our LiveArea segment provides professional services including commerce and digital experience strategy, creative and digital marketing and technology platform development and integration. While LiveArea does have recurring revenue characteristics from digital marketing and managed services retainers, as well as a high level of reoccurring projects with existing clients, it's primarily driven by project engagements that are discrete in nature. We generally target gross margins in this business segment to be between 40% and 50%.

Now moving on. Our second quarter results continued to reflect the positive momentum from our profitability initiatives implemented in 2017. Our high level of execution in supporting our clients and the benefits of PFS project activity led to strong growth in service fee gross margin and adjusted EBITDA. In fact, adjusted EBITDA was a Q2 record, increasing 22% over the prior year quarter.

In our PFS business, we continued to experience a benefit from higher transactional volumes with certain clients as well as incremental project work that generated favorable gross margin contribution. This was the busiest PFS second quarter on record as we shipped more than 4.2 million orders, a 27% increase from last year.

We also performed at a high level for clients in our LiveArea business and continue to expect growth to accelerate in the back half of the year as we ramp delayed project launches from the first 2 quarters. New bookings from LiveArea were

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strong in Q2 as well. While project launches were somewhat slower than expected, we are encouraged by the bookings mix in Q2, which reflects a greater percentage of retainer agreements, where revenue is recognized over a 12-month period and is typically recurring in nature, as opposed to project bookings, which are typically recognized in a 4- to 6-month period and are often onetime in nature.

With an overall strong first half of the year, we are reiterating our 2018 corporate service fee equivalent revenue, or SFE revenue, and our overall adjusted EBITDA guidance. On a segmented basis, however, we expect a slight shift in revenue mix with incremental SFE revenue expected to be generated from our PFS business unit given its strong performance and less service fee revenue from LiveArea as a result of the timing of recognized revenue. Overall, we plan to continue executing at a high level for our clients while continuing to build upon our position in the marketplace as an established leader in the commerce industry.

Before commenting further on how we wrapped up the quarter operationally and with our business development activities, I'd like to turn the call over to Tom to discuss our financial results in more detail. Tom?

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

Thanks, Mike, and good afternoon, everyone. Let me provide some highlights of the results for Q2. For Q2, we saw a slight year-over-year reduction in our consolidated Q2 service fee equivalent revenue, which decreased to $53.6 million compared to $55.1 million in the prior year period. I will touch on this later as I provide more insight into our segment activity. However, we did see very strong improvement in profitability, starting with an increase in service fee gross margin of 310 basis points to 37.3%, with the improvement driven primarily by a focus on higher-margin engagements and service offerings, the benefits from PFS client project work and other activity as well as improved operational efficiency and the transition of certain lower-margin engagements. This growth margin performance was higher than our overall targeted gross margin range of 30% to 35%.

While very pleased with the result in Q2, based on our projected revenue mix going forward as well as the anticipated reduced benefit from both PFS client project activity and other higher margin activities, I would expect our service fee gross margins in the future to be more in line with the targeted range, though hopefully toward the higher end.

Another key profitability metric, adjusted EBITDA, also improved significantly during the June 2018 quarter, increasing 22% to $5.3 million compared to $4.4 million in Q2 of 2017. As a percentage of SFE revenue, adjusted EBITDA increased 210 basis points to 10.0%, primarily driven by our strong gross margin performance.

Turning to the balance sheet. At June 30, 2018, cash and cash equivalents totaled $13.6 million, and total debt was $45.9 million, resulting in a net debt position of approximately $32.2 million, which compares to a net debt position of $28.2 million at December 31, 2017. The increase is primarily the result of our final payment of an earnout applicable to our CrossView acquisition of just over $3 million as well as capital expenditures and the timing of certain cash collections received by PFS from our clients' customers that are then later remitted [ph] to our clients. These are partially offset by cash generated from our operations during the June 2018 period. Overall, we continue to expect to generate cash flow from operations during calendar year 2018 of $6 million to $10 million.

Now let's discuss the financial presentation of our 2 segments: PFS operations and LiveArea professional services. Our PFS segment generated approximately $33.6 million of SFE revenue for the quarter with a strong service fee gross margin of 31.7%. This compares to $33.1 million of SFE revenue in the second quarter of last year with a 23.6% gross margin. The strong PFS performance was a result of higher-than-forecasted transactional volumes for several clients as well as incremental high-margin project activities and IT integration work. Margin was further enhanced by operational efficiency and a focus on higher-margin PFS engagements and service offerings.

Our LiveArea segment generated service fee revenue of approximately $19.9 million in the second quarter with a service fee gross margin of 48.2%. This compares to $22.1 million of service fee revenue and 51.4% in gross margin during the second quarter last year. The LiveArea service fee revenue decline is primarily due to reduced technology services project activity for certain clients as well as client transitions, partially offset by increased service fee revenues from new and expanded client relationships. LiveArea service fee gross margin decreased in the June 2018 period as a result of higher-than-expected costs incurred on certain client projects.

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For our calendar year 2018 business outlook, we continue to expect LiveArea growth to accelerate in the back half of the year. However, given the shift in revenue mix between retainer and client project activity that Mike referenced earlier, we now expect LiveArea revenue to range between $88 million to $92 million, which compares to our previous guidance of $95 million to $100 million.

For our PFS operations, we now expect SFE revenue to range between $149 million and $155 million, which compares to our previously issued guidance of $142 million to $147 million. With the adjustments to each segment, we are maintaining our previously issued corporate guidance and continue to expect consolidated service fee equivalent revenue to range between $237 million and $247 million, reflecting up to 5% growth from 2017. We also continue to target company-wide adjusted EBITDA to range between $24 million and $26 million, reflecting up to a 13% increase from 2017.

For the September 2018 quarter, I expect that our consolidated service fee equivalent revenues will increase slightly from the June 2018 quarter, but I also expect a lower adjusted EBITDA performance in the quarter as compared to the June 2018 quarter due to reduced benefit from certain higher-margin projects and other PFS client activity as well as some incremental costs in preparation of the upcoming holiday season.

This concludes my prepared remarks, and I'll turn the call back over to Mike. Mike?

Michael C. Willoughby

CEO & Director

Thank you, Tom. Now looking specifically at the PFS segment, our long-term SFE revenue growth rate target is 5% to 10%. However, our primary objective is improved profitability through focus on higher-margin engagements and improved efficiency with our service offerings. And this has somewhat offset our revenue growth for 2018, although we have seen stronger growth than expected in the first half of the year, which is why we've raised the PFS SFE revenue outlook accordingly to reflect low single-digit growth from 2017. From a margin perspective, our focus on profitability has been very evident in our results as we exceeded the high end of our 20% to 30% gross margin target this quarter.

Now turning to PFS business development activities. We signed contracts for 3 new programs worth a combined approximate $2.6 million in average annual contract value based on current client projections. For more information on average annual contract value and other key measures discussed in the call, please refer to the Investors section of our corporate website at www.pfsweb.com.

To comment on these new programs, we signed children's fashion footwear company, Synclaire Brands, to a 3-year, direct-to-consumer order fulfillment contract that went live in July and also signed a B2B order fulfillment contract with an existing health and beauty client under a master services agreement. This is another classic example of our ability to land and expand engagements within our current client portfolio. Expanding direct-to-consumer, or D2C, programs with B2B service offerings is also a key component of our overall land-and-expand and B2B strategy. Go-live for this expanded contract is expected in Q4.

Lastly, we signed a D2C operations contract with another existing health and beauty brand under a master services agreement. Services here include fulfillment, order management, payment processing and fraud management. This contract went live in April, and all 3 of these PFS wins are new this quarter and were not mentioned on our last call.

At the end of the second quarter, our PFS operations segment maintained 82 active client programs, representing 67 brands. This compares to 85 active client programs and 68 brands at the end of Q1. The PFS pipeline is strong and gaining momentum with a mix of larger brand names as well as some smaller, up-and-coming brands. And as a reminder, any signed programs in the remainder of the year would have little or no contribution to 2018 recognized revenue.

Now while we don't normally comment on new contract signed after the quarter closed, we were recently awarded a new contract to expand an existing European client's fulfillment footprint into the United Kingdom. We will issue a press release when the expanded program launches later this year, but this win is rather significant as it will enable us to open a new distribution center in the Greater London area. We are aiming to secure a location near our existing Basingstoke contact center in order to gain management efficiencies, and we expect to go live with this new DC in Q4 of this year. I'll have more details on this development in our Q3 call.

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Now moving on to our LiveArea segment. Our long-term service fee revenue growth rate target for this segment is 10% to 15% with sustainable gross margins in the 40% to 50% range. We had another good quarter of new bookings for LiveArea, signing contracts for projects and retainers worth approximately $15 million in project and average annual contract value, a slight increase from the $14.7 million in the year-ago quarter.

You may recall our new bookings for LiveArea consists of expected revenues related to onetime projects for new and current clients and also includes average annual contract value for new retainers, where we had a contract to provide services on a recurring basis to clients. As I mentioned earlier, projects and retainers have a slightly different window for revenue recognition as we often complete projects in a 4- to 6-month timeframe whereas retainers are typically recognized over the course of a full year.

During the second quarter, the $15 million of new bookings was much more heavily weighted towards retainers than we've seen historically, which is great over the long term as it provides better revenue visibility at least 12 months out but does impact our segment outlook for the remainder of the year since we won't fully recognize these retainer bookings in 2018 the way in which we would recognize project bookings. We also expect these retainer engagements to be recurring in nature as we seek to extend the contracts as they come up for renewal.

In an effort to simplify our somewhat complex story and financial model, we haven't historically gone into this level of granularity for LiveArea bookings. However, we felt it was prudent to explain some of the moving parts within the segment given its effect on our 2018 LiveArea revenue outlook.

For a little color on the Q2 LiveArea client activity, we were pleased to launch a redesign of the Marc Jacobs beauty website on Salesforce Commerce Cloud. This is also another example of our successful land-and-expand strategy on the LiveArea side as we engage with another Kendo Brands following our engagement with Kat Von D. And in June, we landed a large SAP Hybris implementation with a company in the educational supply industry that supports a wide assortment of brands meeting the needs of teachers, administrators, programs and parents in the U.S. We hope to share the name of this client in the near future. LiveArea also launched multiple online storefronts for a previously announced luxury global fashion and apparel brand in late June, also on the Salesforce Commerce Cloud platform. The implementation extends across Europe and follows the North America launch completed by LiveArea last October.

Continuing to build on our SMB practice, LiveArea successfully launched a health and wellness shop on Magento for one of the fastest growing distributors of medical and surgical supplies in the U.S. This will be the first of many sites that LiveArea is expected to deliver for this client.

As of the end of Q2, the LiveArea segment maintained 107 active client engagements, working on projects or supporting retainers for digital marketing programs or technology managed services. This compares to 103 engagements at the end of Q1. And do expect this metric to fluctuate quarter-to-quarter and will likely reflect the seasonality of the project revenue. But I believe it's one important indicator of the scale of our LiveArea segment and an indicator of the overall growth of our client portfolio.

Overall, we're very pleased with our performance for the first half of the year, and we expect to carry our momentum through the back half of 2018 with continued execution and a high level of performance for our clients.

Tom and I look forward to continue engaging with all of our investors to answer questions and communicate our exciting story. We'll have opportunities to meet with you at various investor conferences this fall and nondeal roadshows over the next few months. And as always, we're happy to make ourselves available by phone.

Hannah, we'll now open up the call for a question-and-answer.

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Question and Answer

Operator

[Operator Instructions] We will take our first question from Mark Argento with Lake Street Capital Markets.

John David Godin

Lake Street Capital Markets, LLC, Research Division

This is John on for Mark. Just to begin, if you could kind of go over maybe some high-level thoughts on how the holiday season is starting to ramp up. And number two, just kind of, over the past couple of quarters, how, in the e-commerce sort of marketplace, you've seen your potential TAM kind of fluctuate or increase just kind of relative to Amazon.

Michael C. Willoughby

CEO & Director

Sure. Thanks, John. I appreciate the questions. So this is the time of year when we really start to make specific plans for the holiday, particularly in the PFS segment. When we look forward to the holiday period, particularly as we get into Q4, I think on the LiveArea side, we're expecting this holiday to once again have a ramp-up on the SAP Hybris side where B2B engagements that we signed in the first part of the year, we're working to implement in the back half of the year. And hopefully, the momentum that we have shown in the first part of the year continues to ramp up in the back half. We also would expect this year to, once again, kind of see direct-to-consumer activities start to ramp up like prior to the holiday. Although interestingly, this year might be a little bit different than past years as we've seen project starts on the Salesforce Commerce Cloud platform kind of push into the back half of the year. And so we might expect to be a little busier on the holiday working on projects -- direct-to-consumer projects on the Salesforce platform in the back half of the year. But primarily, when we talk about holiday prep, we're talking about the PFS segment. And so over the next 60 days or so, we expect to start to receive final forecast from our clients with regard to their expected holiday sales and their promotional activities that they're expecting to run. We will get a better perspective on what our clients are planning to do both prior to the Thanksgiving holiday and then immediately afterwards on Cyber Monday and Black Friday. And so that will obviously feed into our staffing plans and also go to validate our own revenue and GP expectations for Q4. We'll have a lot more to say on the Q4 -- or the Q3 earnings release conference call about those specifics. But I would say this early in the year, our expectation is based on our clients' indications that it should be another strong holiday, that we would expect, in line with other research analysts, to see year-over-year growth in our clients' sales and GMV, probably double-digit growth again. And while not all of our clients achieve that kind of growth, many of them do. And so once again, we'll be looking to align our activities to our clients' forecast. If our clients exceed their forecasts, we'll be looking to provide operational support in a way that maintains our service level commitments to our clients but also generates incremental profitability like we were able to do in the 2017 holiday. So that would be our objective. And then as we think about the target addressable market, the second part of your question, John. I would say, overall, our target addressable market has remained similar year-over-year, especially on the PFS side, in that as we target particularly brands and brand manufacturers and we look at the specific verticals of fashion, particularly high-end fashion, couture fashion, as well as health and beauty products, both brands, branded manufacturers and health and beauty brands within our CPG clients' portfolios, and then extending a little bit into collectibles, home fashion, that sort of thing, we continue to see opportunities I think pretty consistent with the past couple of years to onboard clients both from in-house solutions where the client is scaling up or through direct competitors. On the LiveArea side, we believe the target addressable market is growing consistently with the services spend around the various e-commerce platforms that we are supporting. We do see differences in the addressable market based on platform where the Salesforce Commerce Cloud and the SAP Hybris platform tends to be growing at a faster rate than some of the other platforms. Although we continue to be very optimistic about what we are calling the SMB platforms of Magento and Shopify, and once again this quarter seeing engagements with clients, both new and existing, to launch them on both of those platforms. And we also are seeing clients on the PFS side that are leveraging those platforms as well. So we continue to be excited about the potential to engage in the lower part of the mid-market as these SMB platforms start to gain strength and onboard clients that are operating at a higher GMV than these low levels that they traditionally have seen. So with that, we would expect our overall target addressable market to continue to grow at high single-digit rate, consistent with what research analysts are projecting.

Operator

We'll go next to George Sutton with Craig-Hallum.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

It's Jason on for George. Mike, you made some comments about some delayed project launches. So I just wanted to go -- this is the LiveArea side I'm focused on. But I just want to go back to the last quarter because we talked about a couple of deals that we expected to occur in Q1 that were expected to then slip in Q2. So are these deals slipping now into Q3? Or just are things progressing through the final a little bit slowly? And then related to that, Tom, I know you had mentioned some client transitions on that side of the business, so just wondering if there's a tie in there or a little bit more detail you can provide.

Michael C. Willoughby

CEO & Director

Yes, sure. So we did reference last quarter that there were some projects that we had booked that we had expected to generate some incremental project recognized revenue that had slipped into Q2 and at the point that we had our call had not yet started. At that point, we expected that they would generate recognized revenue in Q2. There were a couple of those projects that were the larger projects that did indeed slip into Q3. One of which we have now engaged and begun to generate recognized revenue. The other, we are still working with the client on scope definition. So that's highly unusual for us to see projects slide like that across an entire quarter, but it really reflects this particular client, the immaturity of their program where they are launching an e-commerce site for the first time. And so the scope definition is taking longer than we would have expected. That, in and of itself, is a billable activity but nowhere close to the project revenues that we anticipate once the project actually launches. The other variable this quarter that is unusual that I already mentioned is as we look at the project bookings, we had a much higher level of retainer bookings this quarter compared to project revenue which would not include the projects that slipped because those would have been included in the Q1 bookings. And the reality is that in Q2, we had slower project bookings than we would have expected while that was partially offset -- or actually fully offset if you look at year-over-year results by these higher retainer bookings. So this is a bit of sort of mixed news for us. We're very encouraged by the higher level of retainer bookings. Those usually indicate the opportunity for recurring revenue even past the initial 12-month period where we're calculating average annual contract value. We have a fairly high percentage of those kind of contracts that when they come up for renewal, we're able to extend and renew. And so that's very positive. It also gives us line of sight into revenues over the next 12 months or more. The downside is that we project those revenues to be recognized over a 12-month period, generally pretty linearly over a 12-month period, whereas the project revenues were often recognized over a 4- to 6-month period. And so the bookings or the project revenue in the quarter, which we normally would expect to recognize pretty much within the calendar year, those stronger retainer bookings would have less contribution over the back half of this year even while they tee us up for a good performance in the first half of next year. So what we're hoping for and looking for is stronger performance on the project side in the back half of the year based on the strength of our pipeline with some of these slower starts booked and beginning to recognize revenue. And it would be really nice if we continue to see a high level of retainer bookings at the same time, which I think would overall be a strong signal. So we'll look to talk more about that in Q3 as we see what happens then and as we look into Q4. And Tom, I'll let you answer the other question.

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

Okay. So your second question was in regards to the impact from client transitions. So as we've talked about in the past, the LiveArea business is a little bit -- is quite different than the PFS side because of the project focus that occurs there where we often do have some retainer-type engagements. One of the more significant retainer engagements that we had in the past was our relationship with Starbucks. And as we talked about last fall, they made a decision to discontinue their direct-to-consumer strategy or e-commerce strategy. And so some of that business transitioned away and impacted not only the PFS side but also the LiveArea side. So outside of that, there was nothing really overly significant on a year-over-year basis but some impact from especially on that retention side where we had the relationship in the past that didn't contribute revenue during the current quarter.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

It's been several months since you guys split the business into the 2 segments. So just wondering if you can give us the puts and takes or the learnings over those last months on how things are progressing today versus your expectations and just the impact on profitability and maybe a little bit of commentary on your ability to cross-sell between those 2 segments.

Michael C. Willoughby

CEO & Director

Sure. I'll comment on maybe some of the operational benefits and answer your cross-sell question, then I'll let Tom speak to what it's done for us from a financial-focused perspective. I believe that, as I indicated last quarter, that the segmentation of the business into PFS and LiveArea has had substantial operational benefits. And I think much of the overperformance this quarter on the PFS side with regard to profitability reflects that. The team has been able to take the additional focus and drive operational efficiencies through, and we've been able to allocate time and attention and investment into that part of the business in order to drive higher gross margins by reducing the SG&A that is in that segment, obviously, along with this last quarter experiencing incremental client volumes that because of the operation is able to scale efficiently with those unexpected client overperformances generates incremental profitability for us. And I continue to be very happy with the PFS team's ability to scale the business unexpectedly while generating incremental profitability. It falls on the heels of doing that in the 2017 holiday. And it gives us confidence, as we look forward to the 2018 holiday, that to the extent clients overperform, which they apparently routinely do, that, that will translate into not only high-quality services but services that deliver incremental profitability. And then when I think about the cross-sell/upsell opportunities, one of the potential downsides to segmentation and focus is that your sales and marketing team, as they focus on specific opportunities on the LiveArea side, on the PFS side, could lose sight of the kind of overall opportunity to sell our large set of services across the entire solution set. I mentioned I think last quarter that we've done some things specifically within our sales comp plan to incent all of our sales people on both sides to be looking close opportunities and they generate commissions when they see those opportunities within the sales cycle. We also signed executive sponsors deals that showed a potential for selling both LiveArea and PFS services during the sales cycle. And as a result of those things, we actually have seen, over the past couple of quarters, signing 2 new end-to-end engagements that came into our sales pipeline and were sold as end-to-end from the start. And so we continue to recognize opportunities that come into our pipeline that are end-to-end and then are able to convert them. It's still consistently true with last year's results that our best ability to create end-to-end relationships is actually after the initial sale by engaging with the client wherever their particular need happens to be at that time, whether that's a LiveArea engagement to replatform them to one of the platforms we support or to engage in digital marketing or a strategy engagement or to help them with fulfillment or customer care or management services. And once engaged, to use our program management team on the PFS side or a client partner team on the LiveArea side, to continue to upsell the client both within each segment's service offerings as well as across. And so we will have more, I think, success in the near term creating end-to-end relationships from existing LiveArea PFS relationships than we will selling new ones. But we are encouraged by the fact that we've sold 2 new ones. Tom, I'll let you talk about the benefits from the financial side of the segmentation.

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

Okay. I'll kind of reiterate Mike's comments in regards to better financial visibility across each of the different business units. The management teams now, as well as the individual performers within those groups, can all be specifically measured against revenue and controllable cost expectations that they have in each of their businesses, so just whether it's a daily financial metric or a weekly financial metric or a monthly metric that might be in play or just improving the financial focus of these team members by making sure that they have full control over their destiny in regards to that revenue and cost component and ensuring that there's the tools there to be able to evaluate what the actual performance is versus the expectations there.

Operator

[Operator Instructions] And we'll take our next question from Ryan MacDonald with Needham & Company.

Ryan Michael MacDonald

Needham & Company, LLC, Research Division

Just I guess kind of focusing in on sort of the project bookings versus the retainer agreement. You mentioned it was slower than expected in terms of project bookings during the quarter. Is that just the result of more customers sort of deciding between a retainer agreement or a project booking? I mean does that change the sales cycle at all with the customer as you're trying to drive more of these longer-term engagements?

Michael C. Willoughby

CEO & Director

Well, so I think what is -- first off, I'll speak to the retainer bookings. I think that reflects a stronger focus in our sales team and within our client partner teams to go after those opportunities where we can engage in a recurring revenue engagement to do digital marketing work or managed services as opposed to kind of these onetime projects. And obviously, what we would like to do is to increase the retainer bookings at the same time that we're increasing project bookings. The project bookings, in some cases, are with current clients who are doing a new onetime project, either to continue to sort of innovate on the platform they're on or maybe making a decision to change platforms and then, obviously, include net new logos that we're supporting with a brand-new project. As we look at this quarter, I think there are some micro type things that were going on in the first half of the year that are outside of our control that affected the slow project starts. One of them that I think is well known to everybody is the announcement of Adobe's acquisition of Magento, which I think for us is a positive thing over the long term. We, obviously, are excited about the Magento platform and had done some really good work to win some deals on that platform prior to the acquisition. And I think the acquisition of Magento by Adobe could lead to greater integration between Adobe's Experience Manager, which is really the leading content management platform that's out there, and the Magento e-commerce platform, and could actually lead to what could be the leading headless commerce option where you've got the user experience largely driven by the content engine, while the Commerce transactions are handled by the e-commerce platform. So we're kind of excited about that development, but I do think it probably created some hesitancy in the market to make a decision on a platform while people waited to see what Adobe said about the acquisition. It's possible that, that will continue to be the case as we go into the next quarter or 2. Although I think we've seen a pickup in the other platforms going into Q3 where decisions that may have been put off because of that or decisions that may have been delayed by changes in our ISV partners' sales team and sales strategy after the first part of the year kind of sorted themselves out. So as we look at our pipeline and as we look at our revenue objectives over the back half of the year, we're hopeful that the strong pipeline now translates into a higher level of project bookings, and we see that rebound and the revised revenue guidance for the LiveArea business reflects a rebound. And so while the team has to, I think, work hard to book that revenue and to recognize it, we see the potential of the pipeline to support the new revenue guidance on the LiveArea side. So hopefully that kind of helps provide some color.

Ryan Michael MacDonald

Needham & Company, LLC, Research Division

Yes, very helpful. And then I know you don't talk too much about the new customers. But I guess just a clarifying question around the new contract awarded with that European client and the new distribution center, any incremental investment that will be required versus the current guidance here with opening that distribution center and getting it up and running by Q4?

Michael C. Willoughby

CEO & Director

So you may remember that we had been talking for quite some time about the potential to open up a new fulfillment location, either in the U.K. or in Western U.S. geography. And largely, we're working with clients to receive commitments from clients that would enable us to open the location. As it turns out, the client commitment that we received was in the form of this expanded relationship with a current client that we won over this last quarter. So we had included in our financial forecasts and in our plans some level of investment required to open a facility one or the other. We believe that this initial location will fall well within those expectations, so there's not any incremental costs above what we had planned within the forecast. When we look at what we were actually doing with this U.K. location, it will be a relatively small initial space that will be suitable for this client with some expansion capability. We do intend to leverage this anchor client position to sell additional clients in the U.K. fulfillment services. And so we're expecting to sign a lease with somebody who gives us the potential to take on an initial footprint and then expand within that same building or same campus as we onboard new clients. And so it's kind of the initial starting point. And then as we look to next year, we continue to target the potential to open up additional location in the Western U.S. Once again, we'd be looking for client commitments to service or to anchor client, and we'd expect to be looking to 2019 to include reasonable costs to open that location as well.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for any closing remarks.

Michael C. Willoughby

CEO & Director

Thank you, Hannah. I'd like to thank everyone that attended the call today. Hopefully, as you can tell, we're incredibly excited with the main developments in our business. We're very happy with the results from our last quarter. We look forward to speaking with all of our investors and our analysts when we report our third quarter results in November. We're excited about the traction we have in the business and look forward to wrapping up the year and going into a strong holiday for our clients. And as I said before, we're looking forward to seeing many of you at upcoming conferences and nondeal roadshow activities. So thank you very much.

Operator

Ladies and gentlemen, that does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participat